Exhibit 10.1

CONSULTING AGREEMENT AND RELEASE

This CONSULTING AGREEMENT AND RELEASE (“this Agreement”) is dated effective as of September 1, 2009 (the “Effective Date”) by and between Randall H. Dean (“Dean”) and Regency GP LLC (the “Managing General Partner”), the managing general partner of the general partner of Regency Energy Partners LP (the “Partnership”).  The parties to this Agreement are sometimes individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS, CDM Resource Management LLC (f/k/a/ ADJHR, LLC) (the “Company”) is an indirect wholly owned subsidiary of the Partnership;

WHEREAS, the Managing General Partner previously employed Dean to serve as its employee and to serve as the President and Chief Executive Officer of the Company (the “Employment Relationships”);

WHEREAS, the Managing General Partner and Dean entered into an Amended and Restated Employment Agreement dated effective December 2, 2008 (the “Employment Agreement”); and

WHEREAS, the Managing General Partner and Dean have agreed to terminate their Employment Relationships, to release certain claims arising from their Employment Relationships, and to enter into a Consulting Agreement by which Dean will provide his skills and expertise in performing certain limited consulting services at the sole request and discretion of the Managing General Partner.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment Agreement.

(a) Dean and the Managing General Partner mutually agree to terminate the Employment Relationships effective as of the close of business on August 31, 2009 (the “Employment Termination Date”).  Dean agrees to submit such resignations in his capacities as officer of the Company and any Affiliates thereof (as defined by the Employment Agreement) as may be reasonably requested by the Company, all effective as of the Employment Termination Date.  The Parties agree to terminate the Employment Agreement as of the close of business on August 31, 2009, except as expressly stated in this Agreement.

(b) The Managing General Partner will pay Dean his accrued and unpaid Base Salary (as defined in the Employment Agreement) through the Employment Termination Date, less all required and customary withholdings, on the next pay date immediately following the Employment Termination Date.  The Managing General Partner will also continue to provide to Dean his benefits described in Section 5 of the Employment Agreement through the Employment Termination Date.  Notwithstanding the foregoing, Dean understands and acknowledges that he will not receive any Bonus or pro-rata portion of any Bonus at the Employment Termination Date.

(c) Dean represents that he has not incurred any material expenses or bound the Managing General Partner or the Company to any contracts or obligations in any amount in excess of $10,000 which have not been disclosed to the Chief Executive Officer of the Managing General Partner as of the Effective Date of this Agreement.

(d) The Parties expressly acknowledge and agree that the respective obligations of, and benefits afforded to, Dean, the Managing General Partner and the Company as provided in Section 7 of the Employment Agreement, together with any other provisions of the Employment Agreement which by their nature contemplate survival, will survive termination of the Employment Agreement, and the Parties hereby ratify those obligations and benefits.  The "Restricted Period" described in said Section 7 shall be for the three-year period commencing on the Employment Termination Date.

(e) As of the Employment Termination Date, Dean will become 100% vested (to the extent not already so vested) in all incentive, option, employee benefit (including 401(k) and other similar plans and arrangements of the Managing General Partner or its Affiliates in which Dean is then a participant, excluding all Class C Common Units and Bonuses. In addition, to the extent any such plan or arrangement requires any election, exercise or other action by Dean, the period required therefor shall be extended to a period not less than one year following the Employment Termination Date.

(f) The Managing General Partner acknowledges and agrees that Dean has heretofore been covered by, and will continue to receive the benefit of, for all periods through the Employment Termination Date, (i) Article IX of the Amended and Restated Limited Liability Company Agreement of the Company and Sections 7.7 and 7.8 of the Amended and Restated Agreement of Limited Partnership of the Partnership, and (ii) the Indemnification Agreement dated effective as of January 15, 2008 between Dean and the Managing General Partner ("Indemnification Agreement").  Dean's rights and benefits under the foregoing for such periods shall not be diminished or affected by this Agreement, his termination of employment, any amendment to the Managing General Partner's Certificate of Formation or Amended and Restated Limited Liability Company Agreement, the Partnership's Amended and Restated Agreement of Limited Partnership, or of any other agreement or instrument to which Dean is not a party.  In connection with Dean’s performing services as set forth in Section 4 (the “Consulting Engagement”), the Managing General Partner will indemnify and hold harmless Dean from and against any and all losses, claims, damages, liabilities, judgments, actions, suits or proceedings (collectively, “Losses”) and costs or expenses incurred by him, including but not limited to all fees and expenses of his counsel in connection with the investigation of, preparation for, defense or settlement of any pending or threatened claim, litigation, proceeding, appeal or other action (collectively, “Expenses”), as they may be incurred, in connection with or arising out of or relating to the Consulting Engagement; provided, however, that the Managing General Partner shall not be obligated to indemnify Dean with respect to Losses or Expenses which result from the bad faith, fraud, or willful misconduct of Dean.  If so requested by Dean, the Managing General Partner shall advance from time to time to Dean reasonable Expenses incurred by Dean to the fullest extent permitted by applicable law (or, if applicable, reimburse Dean for any and all reasonable Expenses incurred by Dean and previously paid by Dean) within ten business days of such request.   If requested by the Managing General Partner, Dean or his counsel shall submit an affidavit stating that the Expenses to which the Expense advances relate are reasonable.

(g) Sub-paragraphs 1(d), (e) and (f) shall survive the termination of this Agreement.  The releases in Sections 2 and 3 below shall not affect such sub-paragraphs.

(h) Regency agrees to pay Dean’s reasonable attorney’s fees, in an amount not to exceed $20,000, upon submission of supporting documentation from Dean’s counsel identifying the legal fees Dean has incurred in negotiating this Agreement.

2. Release by Dean and Covenant Not To Sue.

(a) In return for the consideration provided herein, Dean, on behalf of himself and his heirs and assigns, waives and releases the Managing General Partner, the Company, the Partnership, and all of their respective Affiliates, officers, directors, employees, partners, investors, agents, attorneys, insurers, successors, predecessors, and assigns (collectively the “Company Parties”) from any and all (i) liabilities, claims, demands and causes of action, whether arising under statutory or common law arising from or related to his employment or the termination of his Employment Relationships (collectively “Claims”), including, but not limited to, any Claim for salary, wages, benefits, any other form of compensation or remuneration, expenses, costs, attorneys’ fees or damages; and (ii) occurrences or omissions during his employment of any nature whatsoever regardless of whether related to Dean’s employment or to the negotiation of this Agreement.

(b) Dean further expressly warrants and agrees that he will not institute, and has not instituted, any legal proceeding against the Company Parties before any state or federal agency, any arbitral body, or any court for any Claims arising before the execution of this Agreement.

(c) This release and covenant not to sue includes, but is not limited to, Claims arising under federal, state or local laws prohibiting wrongful termination, negligence or gross negligence, breach of an oral or written contract, misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, employment discrimination of all types, harassment, claims for wages and benefits, or rights or claims that have accrued prior to the execution of this Agreement under the Federal Age Discrimination in Employment Act (29 USC § 621, et. seq., as amended by the Older Workers Benefit Protection Act).  Furthermore, it is agreed by and between the Parties to this Agreement that this Agreement is to be in full accord, satisfaction and settlement of all Claims of every nature and kind, including, but not limited to, compensation and benefits, arising out of or related to Dean’s employment or termination of his Employment Relationships.

(d) The foregoing shall not release or affect any obligations of the Managing General Partner arising under this Agreement, including but not limited to those expressly contemplated to survive the Employment Agreement and this Agreement.

3. Release by the Managing General Partner and Covenant Not To Sue.

(a) In return for the consideration provided herein, the Managing General Partner, for itself and on behalf of all of the Company Parties, waives and releases Dean and his heirs and assigns from any and all (i) Claims arising from or related to Dean’s employment or the termination of his Employment Relationships, including but not limited to any Claim for expenses, costs, attorneys' fees or damages; and (ii) occurrences or omissions during Dean’s employment of any nature whatsoever regardless of whether related to Dean’s employment or to the negotiation of this Agreement.

(b) The Managing General Partner further expressly warrants and agrees that it will not, and it will not cause or permit any of the Company Parties to institute, and none of them has instituted, any legal proceeding against Dean or his heirs and assigns before any state or federal agency, any arbitral body, or any court for any Claims arising before the execution of this Agreement.

(c) This release and covenant not to sue includes, but is not limited to, any Claims arising under the Employment Agreement or under any plan or policy applicable to Dean.

(d) The foregoing shall not release or affect any obligations of Dean arising under this Agreement, including but not limited to those expressly contemplated to survive the Employment Agreement and this Agreement.

4. Consulting Engagement.

(a) The Managing General Partner hereby agrees to engage Dean to serve as its Consultant, and Dean hereby accepts such engagement, on the terms and conditions hereinafter set forth.

(b) The period of engagement of Dean by the Managing General Partner under this Agreement (the “Term”) shall commence on September 1, 2009 (the “Commencement Date”) and shall continue to August 31, 2011, subject to the Termination Procedure set forth in this Agreement.

(c) During the Term, Dean shall provide services to the Managing General Partner as assigned to him by the Chief Executive Officer (or, if there is no Chief Executive Officer, the highest-level executive officer) of the Managing General Partner.  Such services may include assistance in the defense of any legal claims made against the Managing General Partner, the Company or the Partnership; responding to questions relating to the business, operations, and files of the Company; assisting in the analysis of business opportunities, financial decisions, business organization, customer relationships, and potential financing options; and other similar projects of the Company as assigned from time-to-time by such executive officer, or if so desired by such executive officer by any member of the Managing General Partner's Board (the “Consulting Services”).  The Parties anticipate that the time required to perform the Consulting Services under this Agreement will vary from week-to-week but generally will average 30 hours or less each month.  Dean acknowledges and understands that the Consulting Services may on occasion require overnight travel, when reasonably convenient to Dean.  Otherwise, it is anticipated that Dean will provide all or substantially all of the Consulting Services remotely, by fax, telephone, e-mail or otherwise.

(d) Subject to Dean’s obligations under Section 7 of the Employment Agreement, including without limitation Dean’s non-compete and non-solicitation promises and obligations, Dean may perform services for and on behalf of third parties provided that: (a) the services performed for third parties are performed outside the time Dean performs the Consulting Services provided under this Agreement; and (b) Dean does not use any of the Managing General Partner’s or the Company’s equipment or supplies to perform such other services.  Dean further agrees he will not provide his personal services to any third party in connection with any transaction in which the Company, the Partnership or the Managing General Partner is a party.

(e) The Managing General Partner agrees that it will not treat Dean as an “affiliate” of the Partnership within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, by virtue of Dean's status as a consultant or the Consulting Services to be rendered by him under this Agreement, based solely upon the language of Rule 144, and releases and interpretations of the Securities and Exchange Commission thereunder, in existence on the date of this Agreement.

5. Retainer and Expenses.

(a) During the Term, the Managing General Partner will pay Dean a Retainer at the rate of not less than $169,900 per year (the “Retainer”).  Dean’s Retainer shall be paid in equal monthly installments in arrears on or before the last business day of each month beginning September 2009.

(b) Dean has been provided the opportunity to elect to continue group health insurance coverage for himself and his eligible dependents under (a) COBRA for 18 months, or (b) the Managing General Partner’s offer to provide such coverage to Dean for three years as a retiree.  Dean has elected option (b).  The Managing General Partner therefore agrees to provide such coverage to Dean and his eligible dependents for the three-year period following the Commencement Date (the “Maximum Insurance Period”), such coverage to be comparable to the group health insurance coverage provided to the executive management group of the Managing General Partner or the Company (“Health Insurance”).  In addition, the Managing General Partner agrees to pay on Dean’s behalf the costs to continue such Health Insurance for himself and his eligible dependents, subject to earlier termination under paragraph 7(d).  Dean understands and agrees that he will not be eligible to continue Health Insurance through the Managing General Partner at the expiration of the Maximum Insurance Period.  Dean further understands and acknowledges that the Managing General Partner will impute and report to the appropriate taxing authorities the costs of all premiums for Health Insurance paid on the behalf of Dean and his eligible dependents as taxable income to Dean.

(c) During the Term, the Managing General Partner shall promptly reimburse Dean for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Managing General Partner’s generally applied policies and procedures now in force which provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement, or as such policies and procedures may be modified with respect to employees or contractors of the Managing General Partner.  Dean must obtain prior written approval from the Managing General Partner before incurring any expense in excess of $1,000.

(d) The Managing General Partner does not require Dean to obtain office space, secretarial support or any office equipment; any cost incurring such expenses will be borne by Dean.

(e) Dean agrees to be accessible as needed to perform the Consulting Services by electronic mail and telephone and that any expenses associated with those means of communication will be borne by Dean.

6. Relationship of the Parties.

(a) Dean agrees that Dean is an independent contractor and is not an employee of the Managing General Partner under this Agreement or otherwise.  Nothing in this Agreement is to be construed as creating a master and servant, a principal and agent, or partnership relationship between the Managing General Partner and Dean.

(b) The Managing General Partner will not withhold from the Retainer payable under this Agreement any federal or state income taxes, or any other statutory payments or remittances such as workers’ compensation, unemployment insurance, social security premiums or other benefits.

(c) The responsibility to pay such taxes, payments or remittances on behalf of Dean and any person employed by Dean shall be solely that of Dean.

(d) Dean will report to such governmental authorities as required by law, all Retainer and other taxable payments made to Dean under this Agreement and shall remit to such governmental authorities as required by law, all taxes and statutory payments payable in respect to such taxable payments.

(e) Except to the extent Dean continues his Health Insurance as described in paragraph  in paragraph 5(b), Dean is not entitled to be a member of or participate in the Managing General Partner’s health, dental, life insurance, savings or any other plan which confers any benefits on the employees of the Managing General Partner.

(f) Dean acknowledges that Dean has no authority to in any way conclude any agreement on behalf of the Managing General Partner or to bind the Managing General Partner contractually, and Dean agrees not to represent to any third party that Dean has the power or authority to do so without the express written consent of the Managing General Partner.

7. Termination Procedure.

(a) Right and Notice of Termination.  Either Party may terminate this Agreement with or without cause or good reason.  Any termination during the Term (other than termination by death) shall be communicated by written Notice of Termination delivered to the other Party in accordance with Section 10 of this Agreement.

(b) Date of Termination.  “Date of Termination” shall mean August 31, 2011; provided, however, that the Parties may terminate this Agreement (i) by mutual written agreement at any time; (ii) immediately upon Dean’s death; or (iii) pursuant to notice as of the date the Notice of Termination is provided to the other Party, provided, that, if applicable, the Notice of Termination shall not be effective until any applicable cure period has expired and such event or events leading to such termination have not yet been cured.

(c) Consequences of Termination by Managing General Partner Without Cause or by Dean For Good Reason.  Should this Agreement be terminated:  (i) by the Managing General Partner without Cause; or (ii) by Dean for Good Reason, then Dean shall be entitled to:

•
payment of any accrued and unpaid Retainer through the Date of Termination and thereafter for the remainder of the unexpired Term to be paid in a lump sum immediately upon Dean’s Date of Termination, but in no event later than 74 days thereafter; and

•
continuation of Health Insurance for Dean and his eligible dependents for the remainder of the Maximum Insurance Period as provided by paragraph  5(b), and payment on a monthly basis for all premiums associated therewith for such period.

(d) Consequences of Termination by Managing General Partner For Cause, by Dean Without Good Reason, or by the Managing General Partner upon Death.  Should this Agreement be terminated: (i) by the Managing General Partner for Cause; (ii) by Dean without Good Reason, or (iii) by the Managing General Partner upon Dean’s death, then Dean (or his estate) shall be entitled to:

•
payment of any accrued and unpaid Retainer accrued through the Date of Termination, to be paid in a lump sum immediately upon Dean’s Date of Termination, but in no event later than 74 days thereafter; and

•
continuation of Health Insurance for Dean and his eligible dependents for the remainder of the Maximum Insurance Period as provided by paragraph  5(b), and payment of the premium for such Health Insurance only for the calendar month in which the Date of Termination occurs.  Dean understands and agrees he and his dependents will be responsible for paying all Health Insurance premiums for the remainder of the Maximum Insurance Period following the Date of Termination if termination occurs under this paragraph 7(d).

(e) Definition of Cause For Termination.  The Managing General Partner shall have “Cause” for termination of this Agreement only upon any of the following to occur:

•	Dean’s conviction of, or a plea of nolo contendere to, a crime that constitutes a felony;

•	Dean’s breach of his confidentiality obligations under paragraph 7(g) of this Agreement;

•	Dean's breach of his confidentiality or non-compete obligations under paragraph (b) or (c) of Section 7 of the Employment Agreement;

•	Dean’s willful or gross neglect of his Consulting Services (it shall not constitute Cause hereunder solely because Dean is not meeting the anticipated number of hours described in Section 4(c));

•	Dean’s commission of a material act of fraud or willful misconduct with respect to the performance of his Consulting Services;

•	Dean’s misappropriation of funds or property of the Partnership; or

•	Dean’s material breach of the material terms of this Agreement.

(f) Definition of Good Reason For Termination.  Dean will have “Good Reason” for termination of this Agreement upon the Managing General Partner’s failure to cure a material breach by the Managing General Partner of the terms of this Agreement; provided that, (i) Dean has provided the Managing General Partner written notice of the existence of such condition, which notice must be given within 30 days of the initial existence of such condition, and (ii) the Managing General Partner has 30 days after the giving of such notice to remedy such condition.

(g) Confidentiality.  In consideration of the benefits provided for in this Agreement, Dean agrees that he will not, at any time, either during the Term or thereafter, divulge, publish or in any other manner disclose, directly or indirectly, to any Person any, and agrees to keep in the strictest confidence all, Confidential Information (as defined in the Employment Agreement) that he may obtain in the course of providing Consulting Services except (i) as may be necessary to the performance of Dean’s Consulting Services hereunder, (ii) with the Managing General Partner’s express written consent, or (iii) where required to be disclosed by court order, subpoena or other government process and, in such event, Dean shall reasonably cooperate with the Managing General Partner to the extent he may lawfully do so in attempting to keep such information confidential.  Upon termination of this Agreement, Dean agrees to promptly deliver to the Managing General Partner the originals and all copies, in whatever medium, of all such Confidential Information.

8. Resolution of Differences Over Breaches of Agreement.  The Parties shall use their good faith efforts to resolve any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, first in accordance with the Managing General Partner’s internal review procedures, including prior to any determination of Cause or Good Reason, except that this requirement shall not apply to any claim or dispute under or relating to Section 7 of the Employment Agreement.

9. Successors; Binding Agreement.  The rights and benefits of Dean hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Dean, except that payments and benefits payable to Dean hereunder shall inure to the benefit of his estate, spouse and beneficiaries, as applicable.  This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Managing General Partner, and the estate, heirs, executors, administrators, beneficiaries and permitted assigns of Dean, and shall be assignable in whole (but not in part) by the Managing General Partner to any entity acquiring, directly or indirectly, the Company or substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions, without, however, relieving the Managing General Partner of its obligations hereunder (including those after the date of assignment).

10. Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given on the date personally delivered, delivered by electronic mail or delivered by facsimile or three business days following the date deposited in the United States mail (certified or registered, return receipt requested, postage prepaid), addressed, in case of Dean, to the last address on file with the Company and, if to the Managing General Partner, to its executive offices or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Governing Law; Venue; Severability.  This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Texas without regard to principles of conflicts of laws.  Each Party (i) consents to submit itself and himself to the personal jurisdiction of any federal or state court located in Houston, Texas if any dispute arises out of this Agreement or any of the transactions contemplated herein, (ii) agrees that it or he will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it or he will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than any federal or state court sitting in Houston, Texas.  Except as otherwise provided herein, if any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

12. Amendment.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Dean and by a duly authorized officer of the Managing General Partner, and such waiver is set forth in writing and signed by the Party to be charged.  No waiver by either Party hereto at any time of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Mutual Non-Disparagement Obligation.  Dean agrees that he shall not, during the Term and for a period of three years after the Date of Termination of this Agreement, make any disparaging remarks concerning the Company, the Managing General Partner, the Partnership or any of its Subsidiaries.  The Managing General Partner agrees that it shall not, and it shall not cause or permit the Company, the Partnership or any of the Partnership’s other Subsidiaries to, during the Term and for a period of three years after the Date of Termination of this Agreement, make any disparaging remarks concerning Dean.

14. Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15. Entire Agreement.  Except as expressly provided to the contrary herein, this Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including but not limited to the Employment Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, in respect of such subject matter.  Any prior agreement of the Parties hereto in respect of the subject matter contained herein, except as expressly provided herein, is hereby terminated and canceled as of the Employment Termination Date.

16. Section Headings.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

17. Further Representations.

(a) In further consideration of the promises contained within this Agreement, the Parties represent and warrant that they will not disclose to any person the terms of this Agreement, and the Parties further agree that the terms of this Agreement shall be and remain confidential, and shall not be disclosed to any person; provided, however, that Dean may disclose the terms of this Agreement to his former or current spouse, attorney, and accountant or tax return preparer, and except as may be required by law or judicial process; provided further that the Managing General Partner may disclose the terms of this Agreement to its attorneys, accountants, and persons having a need to know.

(b) The Parties have carefully read and fully understand all of the provisions of this Agreement.  The Parties represent and warrant that they have the authority to execute this Agreement.  The Parties acknowledge that their execution of this Agreement is knowing and voluntary and that they have had a reasonable time to deliberate regarding its terms.  The Parties represent and affirm that they have not assigned their rights or claims subject to this Agreement to any third party.

(c) No amendment, supplement or modification of this Agreement shall be binding upon the Parties unless executed in writing by all Parties.

(d) Dean acknowledges and agrees that he has the right and opportunity to retain counsel of his own choosing to review and consider this Agreement and its terms.

(e) Dean further understands he has up to twenty-one (21) days to review and accept this Agreement.  After execution, Dean has seven (7) days to revoke his acceptance of this Agreement.  To revoke his acceptance, Dean shall fax or deliver by receipted electronic mail written notice to Byron Kelley by no later than 5:00 p.m. central time on the seventh day following his acceptance.  Fax notice shall be sent to 214.840.5515 and notice by electronic mail shall be sent to Byron.Kelley@RegencyGas.com.  This Agreement will not become enforceable until the revocation period has expired.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date set forth below, but to be effective as of the date first above written.

REGENCY GP, LLC

By:      /s/ Byron R. Kelley

Name:  Byron R. Kelley

Title:    President, Chief Executive Officer and Chairman

Date:   August 19, 2009

RANDALL H. DEAN

/s/ Randall H. Dean

Date:  August 4, 2009